Exhibit 99.1

For Immediate Release	Contact: David Flaherty
856-751-4069
COMMERCE BANCORP, INC. COMPLETES PREVIOUSLY ANNOUNCED SALE OF
ITS INSURANCE BROKERAGE BUSINESS
CHERRY HILL, NJ (December 31, 2007) — Commerce Bancorp, Inc. (NYSE:CBH) announced today that it has completed the sale of its insurance brokerage business Commerce Insurance Services.
Commerce Bancorp, Inc.’s plan to sell its insurance brokerage business was first announced in early October 2007 in conjunction with TD Bank Financial Group’s (TDBFG) pending acquisition of Commerce, Bancorp, Inc. The sale includes the commercial property and casualty, employee benefits, and various specialty insurance lines of Commerce Insurance Services and was approved by TDBFG as contemplated by the merger agreement between TDBFG and Commerce Bancorp, Inc.
The insurance brokerage business was acquired by a group led by Commerce Insurance Services’ Chairman George E. Norcross, III and President Michael Tiagwad. Norcross and Tiagwad will continue in their current positions with the firm. Terms of the acquisition were not disclosed.
Commerce Bancorp, Inc. will retain ownership of the company’s retail personal lines insurance business.
“This is an exciting opportunity for everyone associated with Commerce Insurance Services,” noted Tiagwad. “As one of the country’s leading privately held insurance brokerages our focus on providing our clients with the outstanding service they have come to expect from Commerce will be stronger than ever. We also expect to carry on our valuable long-standing association with Commerce Bank.”
Commerce Insurance Services will rank among the ten largest privately held insurance brokerages in the United States. In addition, it will be one of the country’s 35 largest insurance brokerages overall.
Commerce Insurance Services will continue to operate its network of 13 offices, which serves clients in all 50 states. The firm will employ approximately 400 insurance professionals.
Commerce Insurance Services provides a complete range of property and casualty and employee benefits coverages and services. Commerce Insurance Services also has several specialty insurance practices to serve clients whose needs extend beyond more traditional commercial insurance coverage, including the fields of:
- Education	- Financial Services

- Executive Risk - Life science - Healthcare - Construction - Real Estate	- Hospitality & Gaming - Public Entity - Professional Liability - Risk Control - Surety